Exhibit 99.1

News Release

Media Contact:	Ron Rogers	Investor Contact:	Scott Gleason
	(801) 584-3065		(801) 584-1143
	rrogers@myriad.com		sgleason@myriad.com

Myriad Receives Draft Medicare Coverage for Prolaris®

Company Pre-Releases First Quarter Revenue and EPS; Confirms FY15 Guidance

SALT LAKE CITY, Utah, Oct. 17, 2014 – Myriad Genetics, Inc. (Nasdaq: MYGN) today announced that Palmetto GBA, a Medicare Administrative Contractor (MAC) that assesses molecular diagnostic technologies, has issued a draft local coverage determination (LCD) for Prolaris, Myriad’s revolutionary prostate cancer test.

The LCD is posted to the Medicare Coverage Database on the Centers for Medicare & Medicaid Services (CMS) website and establishes the coverage policy for Medicare beneficiaries. The current language in the draft LCD provides reimbursement coverage for the approximately 50% of prostate cancer patients defined as low and very low risk. Under Medicare rules, the draft LCD is subject to a minimum 45-day public comment period. After comments are considered, a final LCD is issued, which goes into effect after a minimum 45-day notification period.

“We are very excited by this draft coverage determination as a first step in ensuring that all Medicare prostate cancer patients will have access to Prolaris testing which we believe provides the highest quality and most accurate assessment of their cancer’s aggressiveness,” said Pete Meldrum, president and CEO of Myriad. “Prolaris is the only test that can use the initial biopsy to accurately predict cancer-specific death in men with prostate cancer. In multiple clinical validation studies, Prolaris has been shown to be a much stronger indicator of clinical outcomes than adverse pathology for patients across all risk categories.”

National Launch of Myriad myRisk™ Hereditary Cancer Test; Impact on Fiscal First Quarter Financial Results

Myriad also announced today that the Company has initiated a national launch for its myRisk Hereditary Cancer test and sample volumes have rapidly increased, exceeding Company expectations. myRisk sample volumes now represent more than 50 percent of all hereditary cancer samples received by Myriad. With a more rapid transition to myRisk and higher than anticipated physician demand, the Company experienced an increase in costs to perform the test and an increase in turnaround time during the first fiscal quarter ended September 30, 2014. This increased turnaround time translated into increased work-in-progress, or WIP, and a corresponding decrease in revenue that was not anticipated when Myriad issued its fiscal year 2015 financial guidance in August 2014. The Company now estimates first quarter revenue to be approximately $168 million and adjusted earnings per share to be approximately $0.25 (GAAP earnings per share of $0.21). These estimates are based upon the Company’s current projections and are subject to change.

The Company is responding to address its customers’ needs and is hiring additional staff, as well as purchasing more equipment to meet this increased demand for myRisk testing. Myriad believes capacity will increase throughout the second fiscal quarter, and that it will be able to reduce turnaround times beginning in the second half of fiscal year 2015.

While first quarter revenue was negatively impacted by turnaround times, given the underlying strength of the business, the Company is reaffirming its financial guidance for the 2015 fiscal year of total revenues of $800 to $820 million and adjusted, fully diluted earnings per share of $1.90 to $2.00 (GAAP earnings per share of $1.75 to $1.85).

“We are very pleased with the high level of physician interest in myRisk, and we are working hard to meet this demand,” said Meldrum. “We believe that our rapid conversion of the hereditary cancer market to gene panel testing, and the investments we have made in our new product pipeline, position Myriad exceptionally well for the future.”

About Prolaris®

Prolaris is a novel 46-gene RNA-expression test that directly measures tumor cell growth characteristics for stratifying the risk of disease progression in prostate cancer patients. Prolaris provides a quantitative measure of the RNA expression levels of genes involved in the progression of tumor growth. Low gene expression is associated with a low risk of disease progression in men who may be candidates for active surveillance and high gene expression is associated with a higher risk of disease progression in patients who may benefit from additional therapy. Prolaris has been proven to predict prostate cancer-specific disease progression in 11 clinical trials with more than 6,000 patients. For more information visit: www.prolaris.com.

About Myriad myRisk™ Hereditary Cancer Testing

The Myriad myRisk Hereditary Cancer test uses next-generation sequencing technology to evaluate 25 clinically significant genes associated with eight hereditary cancer sites including: breast, colon, ovarian, endometrial, pancreatic, prostate and gastric cancers and melanoma. For more information visit: www.myriad.com/products-services/hereditary-cancers/myrisk-hereditary-cancer/.

About Myriad Genetics

Myriad Genetics is a leading molecular diagnostic company dedicated to making a difference in patients’ lives through the discovery and commercialization of transformative tests to assess a person’s risk of developing disease, guide treatment decisions and assess risk of disease progression and recurrence. Myriad’s molecular diagnostic tests are based on an understanding of the role genes play in human disease and were developed with a commitment to improving an individual’s decision making process for monitoring and treating disease. Myriad is focused on strategic directives to introduce new products, including companion diagnostics, as well as expanding internationally. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BART, BRACAnalysis, Colaris, Colaris AP, myPath, myRisk, myRisk Hereditary Cancer, myChoice, myPlan, BRACAnalysis CDx, HRD, Vectra and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Note Regarding Preliminary Financial Results

As of the date of this release, the Company has not completed its financial close process for the quarter. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material, to the information presented above. As a result, the estimates included in the press release constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the CMS draft local coverage determination for the Prolaris test, and the scope, timing and effectiveness of a final local coverage determination; the effectiveness of Prolaris testing being the only test to accurately predict clinical outcomes or influence treatment plans for patients; the national launch for myRisk testing and continued increase in sample volumes; the continued volume of hereditary cancer testing being above Company projections; the more rapid transition to myRisk, the higher than anticipated physician demand, and the increased cost to perform testing; increased turnaround times, increased work-in-progress and unanticipated corresponding revenue decreases for the myRisk test; the Company’s preliminary first quarter revenue and earnings per share estimates and reaffirmation of the financial guidance for fiscal year 2015; the Company’s response to address its customers’ needs and the Company’s belief that capacity will increase throughout the second fiscal quarter and that the Company will be able to reduce WIP beginning in the second half of fiscal year 2015; the Company’s beliefs that it is exceptionally well positioned for the future; and the Company’s strategic directives under the caption “About Myriad Genetics.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic tests and pharmaceutical and clinical services may decline or will not continue to increase at historical rates; risks related to our ability to transition from our existing product portfolio to our new tests; risks related to changes in the governmental or private insurers reimbursement levels for our tests or our ability to obtain reimbursement for our new tests at comparable levels to our existing tests; risks related to increased competition and the development of new competing tests and services; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and pharmaceutical and clinical services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and pharmaceutical and clinical services, including our ability to successfully generate revenue outside the United States; the risk that we may not be successful in transitioning from our existing product portfolio to our new products, such as our myRisk Hereditary Cancer test, which represents the next generation of our existing hereditary cancer franchise; the risk that we may not be able to generate sufficient revenue from our existing tests and our new tests or develop new tests; the risk that licenses to the technology underlying our molecular diagnostic tests and pharmaceutical and clinical services and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to our ability to obtain new corporate collaborations or licenses and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license or acquire; risks related to increased competition and the development of new competing tests and services; risks related to our projections about the potential market opportunity for our products; the risk that we or our licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying our tests; the risk of patent infringement claims or challenges to the validity of our patents; risks related to changes in intellectual property laws covering our molecular diagnostic tests and pharmaceutical and clinical services and patents or enforcement in the United States and foreign countries, such as the Supreme Court decision in the lawsuit brought against us by the Association for Molecular Pathology et al; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

Statement regarding use of non-GAAP financial measures

In this press release, the Company’s earnings per share guidance is provided in accordance with accounting principles generally accepted in the United States (GAAP) and using non-GAAP or adjusted principles. The Company’s earnings per share guidance under GAAP includes recurring amortization charges resulting from the acquisition of intangible assets including developed technology and database rights that will be recognized over the useful lives of the assets. Management believes that presentation of its earnings per share guidance that excludes these items provides useful supplemental information to investors and facilitates the analysis of the Company’s core earnings and comparison of earnings across reporting periods. Management also uses non-GAAP financial measures to establish budgets and to manage the Company’s business. A reconciliation of the GAAP earnings per share guidance to non-GAAP earnings per share guidance is included below.

The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

The Company’s future performance and financial results are subject to risks and uncertainties, and actual results could differ materially from guidance set forth below. Some of the factors that could affect the Company’s financial results are stated in the safe harbor statement of this press release. More information on potential factors that could affect the Company’s financial results are included under the heading “Risk Factors” contained in Item 1A in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in the Company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Reconciliation of GAAP to Non-GAAP Results for the First Quarter FY15
1Q15
Diluted net income per share
GAAP diluted net income per share	$0.21
Acquisition - amortization of intangible assets	0.04
Non-GAAP diluted net income per share	$0.25

Reconciliation of GAAP to Non-GAAP Fiscal Year 2015 Financial Guidance

Fiscal Year 2015
Diluted net income per share
GAAP diluted net income per share	$ 1.75 –$1.85
Acquisition – amortization of intangible assets	0.15
Non-GAAP diluted net income per share	$ 1.90 –$2.00